Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-255407), Form S-3 (No. 333-252430) and Form S-1 (No. 333-248588) of our report dated March 29, 2023, relating to the consolidated financial statements of Lixte Biotechnology Holdings, Inc. for the years ended December 31, 2022 and 2021 (which report includes an explanatory paragraph relating to substantial doubt about Lixte Biotechnology Holdings, Inc.’s ability to continue as a going concern), which appears in Lixte Biotechnology Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 29, 2023